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                    March 10, 2022

       Jonathan Herzog
       President and Chief Executive Officer
       OKMIN RESOURCES, INC.
       16501 Ventura Boulevard
       Suite 400
       Encino, CA 91436

                                                        Re: OKMIN RESOURCES,
INC.
                                                            Registration
Statement on Form 10-12G
                                                            Filed December 29,
2021
                                                            File No. 000-56381

       Dear Mr. Herzog:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Steve Taylor